Product Supplement No. EQUITY STR-1 (To Series K Prospectus Supplement dated March 25, 2025 and Prospectus dated March 25, 2025, as may be amended) July 15, 2026	Registration Statement No. 333-285508 Filed Pursuant to Rule 424(b)(2)

Autocallable Strategic Accelerated Redemption Securities® Linked to One or More Equity Indices or Exchange-Traded Funds

•	Autocallable Strategic Accelerated Redemption Securities® (the “notes”) are unsecured senior debt securities issued by Bank of Montreal. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Bank of Montreal.

•	The notes do not guarantee the return of principal at maturity, and we will not pay interest on the notes. Instead, the return on the notes will be based on the performance of an underlying “Market Measure,” which will be an equity index (an “Index”), an exchange-traded fund (an “Underlying Fund”) or a basket of the foregoing.

•	The notes will be automatically called if the Observation Level on any Observation Date is greater than or equal to the Call Level (each as defined below). If the notes are automatically called, you will receive a cash payment per unit (the “Call Amount”) on the applicable Call Settlement Date (as defined below) that equals the principal amount plus the applicable Call Premium (as defined below).

•	At maturity, if the notes have not been automatically called, and if the Ending Value is greater than or equal to the Threshold Value (as defined below), you will receive a cash payment per unit (the “Redemption Amount”) that equals the principal amount. However, if the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease in the value of the Market Measure below the Threshold Value. In such case, you will lose some or all of the principal amount of your notes.

•	This product supplement describes the general terms of the notes, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

•	For each offering of the notes, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Threshold Value, the Call Level, the Call Amount and the Call Premium for each Observation Date, the Observation Dates, the Call Settlement Dates and certain related risk factors. The applicable term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

•	The notes will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange.

•	BofA Securities, Inc. (“BofAS”) and one or more of its affiliates may act as our agents to offer the notes, and will act in a principal capacity in such role.

The notes are the unsecured obligations of Bank of Montreal, and, accordingly, all payments are subject to credit risk. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The notes are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Canada Deposit Insurance Corporation, the Federal Deposit Insurance Corporation (the “FDIC”), the Deposit Insurance Fund or any other governmental agency. The notes are not subject to conversion into Bank of Montreal’s common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-5 of this product supplement, page S-2 of the accompanying prospectus supplement, and page 9 of the accompanying prospectus. You may lose all or a significant portion of your investment in the notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

BofA Securities

TABLE OF CONTENTS

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent corporation of BofAS.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet. Neither we nor BofAS have authorized any other person to provide you with any information other than that contained or incorporated by reference in this product supplement, the prospectus supplement, the prospectus, and the applicable term sheet. Neither we nor BofAS take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Key Terms:

General:

The notes are senior unsecured debt securities issued by Bank of Montreal, and are not insured by the Canada Deposit Insurance Corporation or the FDIC, or secured by collateral. The notes rank equally with all of our other unsecured senior debt from time to time outstanding. Any payments due on the notes, including any repayment of principal, are subject to our credit risk. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment.

The return on the notes will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity. You will lose some or all of your investment if the notes are not automatically called and the value of the Market Measure decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

Each issue of the notes will mature on the date set forth in the applicable term sheet, unless the notes are automatically called on an earlier date. We cannot redeem the notes at our option on any earlier date, except under the limited circumstances as set forth in the section “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds—Discontinuance of or Material Change to an Underlying Fund.” You should be aware that the automatic call feature may shorten the term of an investment in the notes, and you must be willing to accept that your notes may be automatically called prior to maturity. You will not receive any interest payments on the notes.

Market Measure:

The Market Measure may consist of one or more of the following:

•     U.S. broad-based Indices;

•     U.S. sector or style-based Indices;

•     non-U.S. or global Indices;

•     Underlying Funds; or

•     any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each Index or Underlying Fund included in any Basket as a “Basket Component.” If the Market Measure to which your notes are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

If set forth in the applicable term sheet, the Market Measure may consist of two or more Indices or Underlying Funds, with the determination of whether the notes are automatically called, or if the notes are not automatically called, the payment at maturity, made based on the worst performing of those Indices or Underlying Funds.

PS-1

Automatic Call:	The notes will be automatically called on an Observation Date if the Observation Level of the Market Measure on that Observation Date is greater than or equal to the Call Level. No further amounts will be payable after an automatic call.

Call Amount:	If your notes are automatically called on an Observation Date, you will receive the Call Amount applicable to that Observation Date. The Call Amount will be equal to the principal amount per unit plus the applicable “Call Premium.” Each Call Premium will be a percentage of the principal amount and will be set forth in the applicable term sheet. The Call Amount, if payable, will be payable on the applicable “Call Settlement Date” set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Observation Level or Ending Value, as applicable.

Unless otherwise specified in the applicable term sheet:

In the case of an Index, the “Starting Value” will be the closing level of that Index on the date when the notes are priced for initial sale to the public (the “pricing date”).

In the case of an Underlying Fund, the “Starting Value” will be the Closing Market Price, as defined under “Description of the Notes—The Starting Value, the Observation Level and the Ending Value,” of that Underlying Fund on the pricing date.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of the Notes—Basket Market Measures.”

The “Call Level” will be a value of the Market Measure that equals a specified percentage of the Starting Value.

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage (100% or less) of the Starting Value. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. If the Threshold Value is equal to 100% of the Starting Value, you will be exposed to any decrease in the value of the Market Measure from the Starting Value to the Ending Value on a 1-to-1 basis, and you may lose all of your investment in the notes.

In the case of an Index, the “Observation Level” will be the closing level of that Index on the applicable Observation Date.

In the case of an Underlying Fund, the “Observation Level” will equal the Closing Market Price of that Underlying Fund on the applicable Observation Date times its Price Multiplier on that day.

The “Observation Dates” will be set forth in the applicable term sheet, subject to postponement in the event of Market Disruption Events or non-Market Measure Business Days (each as defined below). See “Description of the Notes—Automatic Call.”

The “Ending Value” will be the Observation Level of the Market Measure on the final Observation Date.

PS-2

If the Market Measure consists of a Basket, each Observation Level (including the Ending Value) will be the value of the Basket on the applicable Observation Date, determined as described in “Description of the Notes—Basket Market Measures—Observation Level or Ending Value of the Basket.”

If a Market Disruption Event (as defined below) occurs and is continuing on a scheduled Observation Date, or if certain other events occur, the calculation agent will determine the Observation Level or Ending Value, as applicable, as set forth under “Description of the Notes—Automatic Call” and “Description of the Notes—Basket Market Measures—Observation Level or Ending Value of the Basket.”

Price Multiplier:	Unless otherwise set forth in the applicable term sheet, the “Price Multiplier” for an Underlying Fund will be 1, and will be subject to adjustment for certain events relating to that Underlying Fund described below under “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds.”

Redemption Amount at Maturity:

If the notes are not automatically called, at maturity, you will receive a Redemption Amount that is equal to the principal amount if the Ending Value is greater than or equal to the Threshold Value. If the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease in the value of the Market Measure below the Threshold Value and will receive a Redemption Amount that is less than the principal amount. If the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be zero and you may lose all of your investment in the notes.

Any payments due on the notes, including any repayment of principal, are subject to our credit risk as issuer of the notes.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

You will receive per unit:

Principal at Risk:

You may lose all or a portion (which could be significant) of the principal amount of the notes. Further, if you are able to sell your notes prior to maturity or automatic call in the secondary market (if any), the market value per note may be less than the price that you paid for the notes.

PS-3

Calculation Agents:	The calculation agents will make all determinations associated with the notes. Unless otherwise set forth in the applicable term sheet, we or one of our affiliates may act as the calculation agent, or we may appoint BofAS or one of its affiliates to act as calculation agent for the notes. Alternatively, we (or one of our affiliates) and BofAS (or one of its affiliates) may act as joint calculation agents for the notes. See the section entitled “Description of the Notes —Role of the Calculation Agent.”

Agents:	BofAS and one or more of its affiliates will act as our agents in connection with each offering of the notes and will receive an underwriting discount based on the number of units of the notes sold. None of the agents is your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase the notes.

Listing:	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange.

This product supplement relates only to the notes and does not relate to any Index or Underlying Fund that comprises the Market Measure described in any applicable term sheet. You should read carefully the entire prospectus, prospectus supplement, and this product supplement, together with the applicable term sheet, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes. In particular, you should review carefully the sections in this product supplement and the accompanying prospectus supplement and prospectus entitled “Risk Factors,” which highlight a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. Additional risk factors may be set forth in the applicable term sheet. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any applicable term sheet is inconsistent with information in this product supplement, that term sheet will supersede this product supplement.

Neither we nor any agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Bank of Montreal.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any notes.

PS-4

RISK FACTORS

Your investment in the notes is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks, including those discussed below, together with the risk information in the applicable term sheet, in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about the material terms of the notes or investments in equity or equity-based securities in general.

Structure-related Risks

If the notes are not automatically called, your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the notes at maturity. The return on the notes will be based on the performance of the Market Measure. If the notes are not automatically called prior to maturity and the Ending Value is less than the Threshold Value, then you will receive a Redemption Amount at maturity that will be less than, and possibly significantly less than, the principal amount of your notes. If the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be as low as zero and you may lose all of your investment in the notes.

The notes do not pay interest, and any return on the notes may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Payments on the notes are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of any amount payable to you upon an automatic call or at maturity is dependent upon our ability to repay our obligations on the applicable Call Settlement Date or maturity date, regardless of whether the Market Measure increases from the Starting Value to the applicable Observation Level or Ending Value. No assurance can be given as to what our financial condition will be on any payment date. If we become unable to meet our financial obligations as they become due, you may not receive any amounts payable under the terms of the notes.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

Any positive return on your investment will be limited to the applicable return represented by the Call Premium and may be less than a comparable investment directly in the Market Measure or the securities, commodities or other assets represented by the Market Measure or Basket Component, as applicable. The appreciation potential of the notes is limited to the applicable Call Premium. Your return on the notes will not exceed the applicable Call Premium, regardless of the extent of the increase in the value of the Market Measure. Furthermore, if the notes are automatically called, you will not receive any positive return on the notes. In contrast, a direct investment in the Market Measure or the securities, commodities or other assets represented by the Market Measure or Basket Component would allow you to receive the full benefit of any appreciation in the value of the Market Measure or Basket Component (or those underlying assets).

PS-5

In addition, unless otherwise set forth in the applicable term sheet, the Observation Levels and the Ending Value will not reflect the value of dividends paid, or distributions made, on the Market Measure or Basket Component or any of their respective underlying assets or any other rights associated with the Market Measure, Basket Component or those underlying assets. Thus, any return on the notes will not reflect the return you would realize if you actually owned shares of the Market Measure, Basket Component or any of their respective underlying assets, as applicable.

Additionally, the Market Measure may consist of one or more Indices or Underlying Funds that include components traded in a non-U.S. currency that, for purposes of calculating the level of such Index or Underlying Fund, are not converted into U.S. dollars. If the value of that currency strengthens against the U.S. dollar during the term of your notes, you may not obtain the benefit of that increase, which you would have received if you had owned shares of the Market Measure or those components, as applicable.

Reinvestment Risk. Because the notes could be automatically called as early as the first Observation Date, the term of the notes could be shortened. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to maturity.

The amount you receive at maturity as well as the determination of whether the notes are automatically called will not reflect changes in the value of the Market Measure that occur other than on the applicable Observation Date. Changes in the value of the Market Measure during the term of the notes other than on the applicable Observation Date will not be used to determine whether the notes will be automatically called or reflected in the calculation of the Redemption Amount. To make that determination or calculation, the calculation agent will refer only to the value of the Market Measure on the applicable Observation Date. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain times during the term of the notes, (i) your notes will not be automatically called on an Observation Date if the Observation Level on such Observation Date is less than the Call Level, and (ii) if your notes are not automatically called prior to maturity, and if the Ending Value is less than the Threshold Value, you will receive a Redemption Amount that is less than the principal amount.

If your notes are linked to a Basket, increases in the values of one or more of the Basket Components may be offset by decreases in the values of one or more of the other Basket Components. The Market Measure of your notes may be a Basket. In such a case, changes in the values of one or more of the Basket Components may not correlate with changes in the values of one or more of the other Basket Components. The values of one or more Basket Components may increase, while the values of one or more of the other Basket Components may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the value of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the values of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, adverse changes in the values of the Basket Components which are more heavily weighted could have a greater impact upon the value of the Market Measure and, consequently, the return on your notes.

PS-6

Valuation- and Market-related Risks

The estimated value of the notes on the pricing date, based on our proprietary pricing models, will be less than the public offering price. Our initial estimated value of your notes will be only an estimate, and will be based on a number of factors. The public offering price of the notes may exceed our initial estimated value, because costs associated with offering, structuring and hedging the notes will be included in the public offering price, but will not be included in the estimated value. These costs will include any underwriting discount and selling concessions and the cost of hedging our obligations under the notes through one or more hedge counterparties (which may be one or more of our affiliates or an agent or its affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge. The initial estimated value may be as low as the amount that will be indicated on the cover page of the applicable term sheet.

The terms of the notes will not be determined by reference to the credit spreads for our conventional fixed-rate debt. To determine the terms of the notes, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes will be less favorable to you than if we had used a higher funding rate.

The estimated value of the notes will not be an indication of the price, if any, at which any other person may be willing to buy the notes from you in the secondary market. Our initial estimated value of the notes as of the applicable pricing date will be derived using our internal pricing models. This value will be based on market conditions and other relevant factors, which include volatility of the Market Measure, dividend rates and interest rates. Different pricing models and assumptions, including those used by any agent, its affiliates or other market participants, could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the applicable pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this product supplement and in the applicable term sheet. These changes are likely to impact the price, if any, at which we, BofAS or any of our respective affiliates would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value will not represent a minimum price at which we, BofAS or any of our respective affiliates or any other party would be willing to buy your notes in any secondary market at any time.

We cannot assure you that there will be a trading market for your notes. If a secondary market exists, we cannot predict how the notes will trade, or whether that market will be liquid or illiquid. The development of a trading market for the notes will depend on various factors, including our financial performance and changes in the value of the Market Measure. The number of potential buyers of your notes in any secondary market may be limited. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

We anticipate that one or more of the agents or their affiliates will act as a market-maker for the notes, but none of them is required to do so and may cease to do so at any time. Any price at which an agent or its affiliates may bid for, offer, purchase, or sell any notes may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may adversely affect the prices, if any, at which the notes might otherwise trade in the market. In addition, if at any time any entity were to cease acting as a market-maker for any issue of the notes, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those notes could be sold would likely be lower than if an active market existed.

PS-7

Unless otherwise stated in the applicable term sheet, we will not list the notes on any securities exchange. Even if an application were made to list your notes, we cannot assure you that the application will be approved or that your notes will be listed and, if listed, that they will remain listed for their entire term. The listing of the notes on any securities exchange will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity or automatic call, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The notes are not designed to be short-term trading instruments. The limited protection against the risk of losses provided by the Threshold Value, if any, will only apply if you hold the notes to maturity. You have no right to have your notes redeemed at your option prior to maturity or automatic call. If you wish to liquidate your investment in the notes prior to maturity or automatic call, your only option would be to sell them. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. These factors may interact with each other in complex and unpredictable ways, and the impact of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe a specific factor’s expected impact on the market value of the notes, assuming all other conditions remain constant.

•	Value of the Market Measure. We anticipate that the market value of the notes during the term of the notes generally will depend to a significant extent on the value of the Market Measure. In general, it is expected that the market value of the notes will decrease as the value of the Market Measure decreases; however, as the value of the Market Measure increases, the market value of the notes may decrease or may not increase at the same rate. If you sell your notes when the value of the Market Measure is less than, or not sufficiently above, the applicable Threshold Value or Call Level, then you may receive less than the principal amount of your notes.

In addition, because the return on the notes upon an automatic call will not exceed the applicable Call Premium, we do not expect that the notes will trade in any secondary market prior to any Observation Date at a price that is greater than the applicable Call Amount.

•	Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Market Measure during the term of the notes may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of the notes. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your notes before their maturity date, you may receive substantially less than the amount that would be payable upon an automatic call or at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the notes are automatically called or the final Observation Date.

•	Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, public health, regulatory and judicial events, natural disasters, acts of terrorism or war, and related uncertainties that affect stock or commodity markets generally, may adversely affect the value of the Market Measure and the market value of the notes. If the Market Measure includes one or more Indices or Underlying Funds that have returns that are calculated based upon securities, commodities or other assets traded in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your notes may also be adversely affected by similar events in the markets of the relevant foreign countries.

PS-8

•	Interest Rates. We expect that changes in interest rates will affect the market value of the notes. In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the notes. In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the non-U.S. Market Measure, and, thus, the market value of the notes may be adversely affected.

•	Dividend Yields. In general, if the cumulative dividend yields on the assets included in the Market Measure increase, we anticipate that the market value of the notes will decrease.

•	Exchange Rate Movements and Volatility. If the Market Measure of your notes includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have an adverse impact on the value of your notes, and each Observation Level may depend in part on the relevant exchange rates. In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have an adverse impact on the value of your notes.

•	Our Creditworthiness. Our actual and perceived creditworthiness may affect the value of the notes.

•	Time to Maturity or the Next Observation Date. There may be a disparity between the market value of the notes prior to maturity or prior to an Observation Date other than the final Observation Date and their value at maturity or as of the next Observation Date, as applicable. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure during the term of the notes. As the time to maturity or the next Observation Date decreases, this disparity will likely decrease, such that the market value of the notes will approach the expected Redemption Amount to be paid at maturity or, if applicable, the Call Amount to be paid at the next Call Settlement Date.

Conflict-related Risks

Trading and hedging activities by us, the agents and our respective affiliates may adversely affect your return on the notes and their market value. We, the agents and our other respective affiliates may buy or sell shares of the Market Measure or the Basket Components, or any of their respective underlying assets, as applicable, or futures or options contracts or exchange-traded instruments on the Market Measure or Basket Component or their respective underlying assets, or other listed or over-the-counter derivative instruments whose value is derived from the Market Measure or Basket Component or their respective underlying assets. We, the agents or our respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the notes. These transactions could adversely affect the value of these assets and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in the notes. On or before the applicable pricing date, any purchases or sales by us, the agents or our respective affiliates, or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the notes), may affect the value of a Market Measure or Basket Component or their respective underlying assets. Consequently, the values of that Market Measure or Basket Component or the assets included in that Market Measure or Basket Component may change subsequent to the pricing date of an issue of the notes, which may adversely affect the market value of the notes.

PS-9

We, the agents or one or more of our respective affiliates also expect to engage in hedging activities that could affect the value of the Market Measure on the applicable pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your notes prior to maturity, including on each Observation Date, and may affect whether the notes will be automatically called on an Observation Date or may reduce the Redemption Amount.

We, the agents or one or more of our respective affiliates may purchase or otherwise acquire a long or short position in the notes, the Market Measure, a Basket Component or the assets included in the Market Measure or Basket Component and may hold or resell the notes, the Market Measure, a Basket Component or the assets included in the Market Measure or Basket Component. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of the Market Measure, the market value of your notes prior to maturity, whether the notes will be automatically called or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents and one or more of our respective affiliates, may create conflicts of interest with you. We, the agents or one or more of our respective affiliates may engage in trading activities related to the Market Measure or a Basket Component, as applicable, and to any underlying assets included in the Market Measure or Basket Component that are not for your account or on your behalf. We, the agents or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure or Basket Component. In addition, in the ordinary course of their business activities, the agents or their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Certain of the agents or their affiliates may also have a lending or other financial relationship with us. In order to hedge such exposure, the agents or their affiliates may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially the notes. Any such short positions could adversely affect future trading prices of the notes. These trading and other business activities may present a conflict of interest between your interest in the notes and the interests we, the agents and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Market Measure or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

We, the agents and our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes. We, the agents or our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of the notes. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to the notes and the applicable Market Measure or Basket Component. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. We, the agents and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases, whether the notes will be automatically called or whether the Redemption Amount on the notes may be adversely affected. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents and any of our respective affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you.

PS-10

There may be potential conflicts of interest involving the calculation agent, which may be us or an affiliate of ours. We may appoint and remove the calculation agent. We or one of our affiliates may be the calculation agent or act as joint calculation agent for the notes and, as such, will determine the Starting Value, the Call Level, the Threshold Value, the Observation Level of the Market Measure on each Observation Date, the Ending Value, the Price Multiplier, whether the notes will be automatically called and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our or our affiliate’s responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be required to make if the publication of a Market Measure is discontinued or certain events occur with respect to any Underlying Fund. See the sections entitled “Description of the Notes—Market Disruption Events,” “—Adjustments to an Index,” “—Discontinuance of an Index ” and “—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we or one of our affiliates may serve as the calculation agent, potential conflicts of interest could arise. In addition, we may appoint BofAS or one of its affiliates to act as the calculation agent or as joint calculation agent for the notes. As the calculation agent or joint calculation agent, BofAS or one of its affiliates will have discretion in making various determinations that affect your notes. The exercise of this discretion by the calculation agent could adversely affect the value of your notes and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the notes and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” above.

Market Measure-related Risks

No sponsor, publisher or investment advisor of an Underlying Fund, an Index or any index underlying an Underlying Fund (“Underlying Index”) (each a “Market Measure Publisher”) will have any obligations relating to the notes. No Market Measure Publisher will have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or the needs of holders of the notes into consideration for any reason, including taking any actions that might adversely affect the value of the Market Measure or the value of the notes. No Market Measure Publisher will receive any of the proceeds from any offering of the notes, and no Market Measure Publisher will be responsible for, or participate in, the offering of the notes. No Market Measure Publisher will be responsible for, or participate in, the determination or calculation of the amount receivable by holders of the notes.

Neither we nor any agent has made any independent investigation as to the completeness or accuracy of publicly available information regarding any Underlying Fund, Index or Underlying Index or as to the future performance of any Underlying Fund, Index or Underlying Index. Any prospective purchaser of the notes should undertake such independent investigation of the companies included in an Underlying Fund, Index or Underlying Index as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

PS-11

The Market Measure Publisher of an Index or an Underlying Index may adjust it in a way that affects its level, and that Market Measure Publisher has no obligation to consider your interests. Unless otherwise specified in the applicable term sheet, we, the agents and our respective affiliates have no affiliation with any Market Measure Publisher of an Index or an Underlying Index. Consequently, we have no control of the actions of any Market Measure Publisher of an Index or Underlying Index. The Market Measure Publisher can add, delete or substitute the components included in that Index or Underlying Index or make other methodological changes that could change its level. A new security included in an Index or Underlying Index may perform significantly better or worse than the replaced security, and the performance will impact the level of the applicable Index or Underlying Index. Additionally, a Market Measure Publisher may alter, discontinue or suspend calculation or dissemination of an Index or Underlying Index. Any of these actions could adversely affect the value of your notes. The Market Measure Publishers will have no obligation to consider your interests in calculating or revising any Index or any Underlying Index.

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of business, we, the agents and our affiliates may have expressed views on expected movements in a Market Measure, a Basket Component or the assets included in the Market Measure or Basket Component, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure, a Basket Component or the assets included in the Market Measure or Basket Component may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning a Market Measure, a Basket Component or the assets included in the Market Measure or Basket Component from multiple sources, and you should not rely on the views expressed by our affiliates.

As a holder of the notes, you will have no rights to receive shares of any Market Measure or Basket Component, as applicable, or any of the assets included in the Market Measure or a Basket Component, as applicable, and you will not be entitled to receive dividends or other distributions by the issuers of those securities. The notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the notes will not make you a holder of shares of the Market Measure or Basket Component or any of the assets included in the Market Measure or Basket Component, as applicable. You will not have any voting rights, any rights to receive dividends or other distributions, any rights against a Market Measure Publisher, or any other rights with respect to the Market Measure or any of its underlying assets. As a result, the return on your notes may not reflect the return you would realize if you actually owned the Market Measure or Basket Component or any of their respective underlying assets and received the dividends paid or other distributions made in connection with them. Additionally, the values of certain Underlying Funds or Indices reflect only the prices of the securities included in such Underlying Funds or Indices and do not take into consideration the value of dividends paid on those securities. Your notes will be paid in cash and you have no right to receive the Market Measure or a Basket Component or any of their respective underlying assets.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any Market Measure or Basket Component, as applicable, and have not verified any disclosure made by any Market Measure Publisher or any of those companies. We, the agents or our respective affiliates, currently, or in the future, may engage in business with Market Measure Publishers or companies included in a Market Measure, Basket Component or any Underlying Index, and we, the agents or our respective affiliates may from time to time own securities of an Underlying Fund, of companies included in a Market Measure, Basket Component or Underlying Index. However, none of us, the agents or any of our respective affiliates have the ability to control the actions of any Market Measure Publisher or any of these companies or have undertaken any independent review of, or made any due diligence inquiry with respect to, any Market Measure Publisher or any of these companies, unless (and only to the extent that) our securities or the securities of the agents or our respective affiliates are included in that Market Measure or Basket Component or Underlying Index. In addition, unless otherwise set forth in the applicable term sheet, none of us, the agents or any of our respective affiliates are responsible for the calculation of any Index, Underlying Fund or Underlying Index. Unless otherwise specified therein, any information in the applicable term sheet regarding the Market Measure is derived from publicly available information. You should make your own investigation into the Market Measure.

PS-12

Unless otherwise set forth in the applicable term sheet, none of the Market Measure Publishers, their affiliates, or any companies included in the Market Measure, Basket Component or Underlying Index will be involved in any offering of the notes or will have any obligation of any sort with respect to the notes. As a result, none of those companies will have any obligation to take your interests as holders of the notes into consideration for any reason, including taking any corporate actions that might adversely affect the value of the securities represented by the Market Measure or the value of the notes.

Our business activities and those of the agents relating to the companies included in a Market Measure or Basket Component, as applicable, may create conflicts of interest with you. We, the agents and our respective affiliates, at the time of any offering of the notes or in the future, may engage in business with the companies included in a Market Measure or Basket Component, including making loans to or equity investments in, or providing investment banking, asset management or other services to those companies, their affiliates and their competitors.

In connection with these activities, any of these entities may receive information about those companies that we or they will not divulge to you or other third parties. We, the agents and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including the notes. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your notes. Any of these activities may adversely affect the value of the Market Measure or Basket Component and, consequently, the market value of your notes. None of us, the agents or any of our respective affiliates makes any representation to any purchasers of the notes regarding any matters whatsoever relating to the issuers of the securities included in a Market Measure or Basket Component. Any prospective purchaser of the notes should undertake an independent investigation of the companies included in the Market Measure or Basket Component to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in the notes. The composition of the Market Measure or Basket Component does not reflect any investment recommendations from us, the agents or our respective affiliates.

Exchange rate movements may adversely impact the value of the notes. If any security or commodity represented by a Market Measure or a Basket Component, as applicable, is traded in a currency other than U.S. dollars, and, for purposes of calculating the value of the Market Measure or Basket Component, is converted into U.S. dollars, then the value of the Market Measure or Basket Component may depend in part on the relevant exchange rates. If the value of the U.S. dollar strengthens against the currencies of those underlying assets, the value of the applicable Market Measure or Basket Component may be adversely affected, such that the notes might not be automatically called and the Redemption Amount may be reduced. Exchange rate movements may be impacted particularly by existing and expected rates of inflation and interest rate levels; political, civil or military unrest; the balance of payments between countries; and the extent of governmental surpluses or deficits in the relevant countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

PS-13

If the Market Measure or a Basket Component, as applicable, to which your notes are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets. The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets. Factors which could affect those markets, and therefore the return on your notes, include:

•	Market Liquidity and Volatility. The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•	Political, Economic, and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, public health, natural disasters, acts of terrorism or war and social factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the relevant securities markets. The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses. The economic and financial data about some of these countries may be unreliable.

•	Publicly Available Information. There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. In addition, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

Additional Risks Relating to Underlying Funds

There are liquidity and management risks associated with an Underlying Fund. Although shares of any Underlying Fund to which your notes are linked will be listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of that Underlying Fund or that there will be liquidity in the trading market.

Underlying Funds are subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.

PS-14

A Market Measure Publisher may adjust the Underlying Fund or its Underlying Index in a way that affects its value, and it has no obligation to consider your interests. A Market Measure Publisher can change the investment policies of the applicable Underlying Fund or the policies concerning the calculation of the applicable Underlying Fund’s net asset value, or add, delete, or substitute the underlying assets held by the Underlying Fund or the components included in an Underlying Index, as the case may be, or make other methodological changes that could change the value of that Underlying Fund or Underlying Index. Additionally, a Market Measure Publisher may alter, discontinue, or suspend calculation or dissemination of the price of its Underlying Fund, the net asset value of its Underlying Fund, or the level of its Underlying Index, as the case may be. Any of these actions could adversely affect the value of your notes. This could also result in the early redemption of your notes. See “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds—Discontinuance of or Material Change to an Underlying Fund.” The Market Measure Publishers will have no obligation to consider your interests in calculating or revising any Underlying Fund or Underlying Index.

The performance of an Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share or unit of the Underlying Fund, especially during periods of market volatility. If an Underlying Fund is designed to track the performance of an Underlying Index, the performance of the Underlying Fund and that of its Underlying Index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of an Underlying Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index. This could be due to, for example, the Underlying Fund not holding all or substantially all of the underlying assets included in the Underlying Index and/or holding assets that are not included in the Underlying Index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Underlying Fund, differences in trading hours between the Underlying Fund (or the underlying assets held by the Underlying Fund) and the Underlying Index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of an Underlying Fund are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of an Underlying Fund may differ from its net asset value per share; shares of an Underlying Fund may trade at, above, or below its net asset value per share.

During periods of market volatility, securities held by an Underlying Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share or unit of the Underlying Fund and the liquidity of the Underlying Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying Fund. As a result, under these circumstances, the market value of shares of the Underlying Fund may vary substantially from the net asset value per share or unit of the Underlying Fund.

For the foregoing reasons, the performance of an Underlying Fund may not match the performance of its Underlying Index over the same period. Because of this variance, the return on the notes to the extent dependent on the performance of the Underlying Fund may not be the same as an investment directly in the underlying assets included in the Underlying Index or the same as a debt security with a return linked to the performance of the Underlying Index.

Risks associated with the applicable Underlying Index, or underlying assets of an Underlying Fund, as applicable, will affect the value of that Underlying Fund and hence, the value of the notes. An Underlying Fund may hold a variety of underlying assets, including stocks, bonds, commodities or derivative instruments, and its performance may be designed to track the performance of an Underlying Index. While the notes are linked to an Underlying Fund and not to its underlying assets or Underlying Index, risks associated with its underlying assets or Underlying Index will affect the share price of that Underlying Fund and hence the value of the notes. Some of the risks that relate to an Underlying Index include those discussed in this product supplement in relation to equity-based and commodity-based Underlying Funds, which you should review before investing in the notes.

PS-15

If an Underlying Fund holds underlying assets traded on foreign exchanges, time zone differences may create discrepancies between the values of those underlying assets and the value of the notes. As a result of the time zone difference, if applicable, between the cities where the underlying assets held by an Underlying Fund trade and the cities in which shares of that Underlying Fund are traded, there may be discrepancies between the values of the relevant underlying assets and the trading prices of that Underlying Fund. In addition, there may be periods when the foreign exchange markets are closed for trading (for example during holidays in a country other than the United States) that may result in the values of the relevant non-U.S. underlying assets remaining unchanged for multiple Market Measure Business Days in the locations where the notes (or any related Underlying Fund) trade. Conversely, there may be periods in which the foreign exchange markets are open, but the securities markets in which the notes (or any related Underlying Fund) trade are closed.

The payment on the notes will not be adjusted for all events that could affect an Underlying Fund. The Price Multiplier(s), the Observation Levels, the Ending Value, the Redemption Amount, and other terms of the notes may be adjusted for the specified events affecting any Underlying Fund, as described in the section entitled “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds.” However, these adjustments do not cover all events that could affect the market price of an Underlying Fund. The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier or the amount paid to you at maturity may adversely affect the Closing Market Price of any Underlying Fund, the Observation Levels, the Ending Value, whether the notes will be automatically called and the Redemption Amount, and, as a result, the market value of the notes.

Risks Relating to Commodity-Based Underlying Funds

The prices of commodities held by an Underlying Fund may change unpredictably, affecting the value of your notes in unforeseeable ways. Trading in commodities and futures contracts is speculative and can be extremely volatile. Their market prices may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; trends in agriculture; trade, fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease, pestilence and technological developments; changes in interest rates, whether through governmental action or market movements; currency exchange rates; volatility from speculative activities; the development, availability and/or decrease in the prices of substitutes; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some commodity-producing countries or other countries in which the production of particular commodities may be concentrated; and natural or nuclear disasters. These factors may affect the value of an Underlying Fund in varying ways, and different factors may cause the levels and volatilities of commodity prices to move in inconsistent directions at inconsistent rates. Additionally, certain Underlying Funds may be concentrated in only a few commodities, or even a single commodity (e.g., oil). These Underlying Funds are likely to be more volatile than those that hold a broader base of commodities.

If the liquidity of the components of any Underlying Fund is limited, the value of the notes would likely be adversely affected. Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity would likely have an adverse effect on the value of any such Underlying Fund and, therefore, on the return, if any, on your notes. Limited liquidity relating to the components of an Underlying Fund may also result in the Market Measure Publisher being unable to determine the value of its Underlying Fund using its normal means. The resulting discretion by the Market Measure Publisher of an Underlying Fund in determining the value could adversely affect the value of the notes.

PS-16

Suspension or disruptions of market trading in the applicable commodities and related futures contracts may adversely affect the value of your notes. The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. Any such disruption, or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) could have an adverse effect on the value of or trading in shares of an Underlying Fund and, therefore, the value of the notes.

Legal and regulatory changes could adversely affect the return on and value of your notes. The value of the commodities held by an Underlying Fund could be adversely affected by new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities and futures contracts) by one or more governments, courts, or other official bodies.

In the U.S., the regulation of commodity transactions is subject to ongoing modification by governmental and judicial action. For example, the U.S. Commodity Futures Trading Commission (“CFTC”) has interpreted the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which was enacted in July 2010, to require the CFTC to impose limits on the size of positions that can be held by market participants in futures contracts and OTC derivatives on certain physical commodities. The CFTC adopted final position limit rules in October 2020; the final rules became effective in March 2021 and were fully phased in by January 2023. These limits restrict the ability of market participants to trade in the commodities markets to the same extent as they have in the past, including affecting their ability to enter into or maintain hedge positions in the applicable commodity or futures contracts. These rules and various other legislative and regulatory requirements may, among other things, reduce liquidity, increase market volatility, and increase costs in these markets. These consequences could adversely affect an Underlying Fund and the value of your notes.

In addition, other governmental or regulatory bodies (such as the European Commission) have proposed or may propose in the future legislation or regulations containing restrictions similar to those contemplated by Dodd-Frank, or other legislation or regulations containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. If such legislation or regulations are adopted or other legislation or regulations are adopted in the future, they could have an adverse effect on the value of the applicable Underlying Fund and your notes.

The notes will not be regulated by the CFTC. The notes will not be interests in a commodity pool nor will they be regulated by the CFTC as a commodity pool. Further, we will not be registered with the CFTC as a commodity pool operator. The notes will not constitute investments by you or by us on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). We are not registered with the CFTC as an FCM, and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections for persons who trade in futures contracts or who invest in regulated commodity pools.

PS-17

An Underlying Fund may invest in commodities or futures contracts traded on foreign exchanges that are less regulated than U.S. markets and may involve different and greater risks than trading on U.S. exchanges. An Underlying Fund may own commodities or futures contracts that trade on exchanges located outside the U.S. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It may also be more costly and difficult for participants in those markets to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the relevant commodities or contracts. These factors could reduce the value of the applicable Underlying Fund and the value of your notes.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure or Basket Components, as applicable, that you should review prior to purchasing the notes.

Tax-related Risks

The U.S. federal tax consequences of an investment in the notes are unclear. There is no direct legal authority regarding the proper U.S. federal income tax treatment of notes that may be offered under this product supplement, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”) with respect to any note. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with our intended treatment of them as described in “United States Federal Income Tax Considerations.” If the IRS were successful in asserting an alternative treatment for any notes, the tax consequences (including, for non-U.S. investors, the withholding tax consequences) of ownership and disposition of such notes might be materially and adversely affected.

The notes are intended to be treated by us as single financial contracts that are open transactions for U.S. federal income tax purposes. The U.S. Treasury Department (“Treasury”) and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of prepaid forward contracts and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of this product supplement entitled “United States Federal Income Tax Considerations” and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

You may be required to recognize taxable income on the notes prior to maturity. If you are a U.S. investor in a note, you may be required to recognize taxable income with respect to the note prior to its maturity, even though you will not receive a corresponding amount of cash. For example, this may be the case if notes were either recharacterized as debt instruments, or a taxable modification of the notes for U.S. federal income tax purposes occurred. In addition, in certain circumstances some or all of your gain, if any, with respect to certain notes may be treated as ordinary income rather than capital gain. See “United States Federal Income Tax Considerations.”

PS-18

Non-U.S. investors may be subject to U.S. withholding tax. Section 871(m) of the U.S. Internal Revenue Code of 1986, as amended (“Section 871(m)”) imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes. This withholding regime generally applies to financial instruments that substantially replicate the economic performance of one or more underlying U.S. equities, as determined based on tests set forth in the applicable Treasury regulations. The rules under Section 871(m) are complex. Even if we determine that particular notes are not subject to Section 871(m), the IRS could challenge our determination and assert that withholding is required in respect of those notes. Moreover, the application of Section 871(m) to a note may be affected by a non-U.S. investor’s other transactions. Non-U.S. investors should review the discussion under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” and consult their tax advisers regarding the possible application of Section 871(m) in their particular circumstances.

Neither we, nor our agents, including BofAS, will not be required to pay any additional amounts with respect to any withholding taxes.

You are urged to consult with your own tax adviser regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

PS-19

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from each sale of the notes for the purposes described in the accompanying prospectus supplement under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes.

PS-20

DESCRIPTION OF THE NOTES

General

Each issue of the notes will be part of a series of medium-term notes entitled “Senior Medium-Term Notes, Series K” that will be issued under the senior indenture, as amended and supplemented from time to time. The senior indenture is described more fully in the prospectus and prospectus supplement. The following description of the notes supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes We May Offer” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The maturity date of the notes and the aggregate principal amount of each issue of the notes will be stated in the applicable term sheet. If any scheduled payment date, including any Call Settlement Date and the maturity date, is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay.

We will not pay interest on the notes. The notes do not guarantee the return of principal at maturity. The notes will be payable only in U.S. dollars.

Unless automatically called prior to the maturity date, the notes will mature on the date set forth in the applicable term sheet. Prior to the maturity date, the notes are not redeemable by us at our option, except under the limited circumstances as set forth in the section “—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds—Discontinuance of or Material Change to an Underlying Fund,” or repayable at the option of any holder. The notes are not subject to any sinking fund. The notes are not subject to the defeasance provisions described in the prospectus under the caption “Description of Debt Securities—Defeasance.”

We will issue the notes in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of the notes will be set forth in the applicable term sheet. You may transfer the notes only in whole units.

Automatic Call

The notes will be automatically called, in whole but not in part, if the Observation Level of the Market Measure on any Observation Date is greater than or equal to the Call Level set forth in the applicable term sheet.

The “Call Level” will be a value of the Market Measure that equals a specified percentage of the Starting Value.

The “Observation Dates” will be set forth in the applicable term sheet, subject to postponement in the event of Market Disruption Events or non-Market Measure Business Days.

Unless otherwise specified in the applicable term sheet, if the notes are automatically called on an Observation Date, we will redeem the notes and, for each unit of notes, pay the applicable Call Amount on the applicable Call Settlement Date. No further amounts will be payable after an automatic call. The “Call Amount” will be equal to the principal amount plus the applicable Call Premium. The “Call Premium” will be a percentage of the principal amount.

The Observation Dates and the related Call Amounts and Call Premiums will be specified in the applicable term sheet.

PS-21

Each “Call Settlement Date” (other than for the final Observation Date) will occur on approximately the fifth business day after the applicable Observation Date, as specified in the applicable term sheet, subject to postponement as described below. If the notes are automatically called on the final Observation Date, the applicable Call Settlement Date will be the maturity date.

Unless otherwise indicated in the applicable term sheet, if a scheduled Observation Date (other than the final Observation Date) is determined by the calculation agent not to be a Market Measure Business Day (as defined below) by reason of an extraordinary event, occurrence, declaration or otherwise, or if there is a Market Disruption Event on that day, the applicable Observation Date will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event occurs or is continuing; provided that the relevant Observation Level will not be determined on a date later than the fifth scheduled Market Measure Business Day after the scheduled Observation Date, and if that fifth day is not a Market Measure Business Day, or if there is a Market Disruption Event on that day, the calculation agent will determine (or, if not determinable, estimate) the relevant Observation Level in a manner which the calculation agent considers commercially reasonable under the circumstances on that fifth scheduled Market Measure Business Day.

If the scheduled final Observation Date is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration or otherwise, or if there is a Market Disruption Event on that day, the final Observation Date will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event occurs or is continuing; provided that the Ending Value will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the second scheduled Market Measure Business Day prior to the maturity date, regardless of the occurrence of a Market Disruption Event or non-Market Measure Business Day on that second scheduled Market Measure Business Day.

If, due to a Market Disruption Event or otherwise, a scheduled Observation Date (other than the final Observation Date) is postponed, the relevant Call Settlement Date will be postponed to approximately the fifth business day following the Observation Date as postponed, unless otherwise specified in the applicable term sheet.

Payment at Maturity

If the notes are not automatically called, then at maturity, subject to our credit risk as issuer of the notes, you will receive a Redemption Amount, denominated in U.S. dollars. Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:

•	If the Ending Value is greater than or equal to the Threshold Value, then the Redemption Amount will equal the principal amount.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than zero.

PS-22

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage of the Starting Value, which will be less than or equal to 100%. The Threshold Value will be determined on the applicable pricing date and set forth in the applicable term sheet. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for the notes will be less than the principal amount if the notes are not automatically called and the value of the Market Measure decreases from the Starting Value to the Ending Value, and you may lose all of your investment in the notes.

Each applicable term sheet will provide examples of payments on the notes upon an automatic call or at maturity based on certain hypothetical Observation Levels and Ending Values.

The applicable term sheet will set forth information as to the applicable Market Measure, including information as to the historical values of the Market Measure. However, historical values of the Market Measure are not indicative of its future performance or the performance of your notes.

An investment in the notes does not entitle you to any ownership interest in or any other rights with respect to the Market Measure or any of its underlying assets, including any voting rights, dividends paid or other distributions made, or any other rights with respect to the Market Measure or its underlying assets.

The Starting Value, the Observation Level and the Ending Value

Starting Value

In the case of an Index, unless otherwise specified in the applicable term sheet, the “Starting Value” will be the closing level of that Index on the pricing date.

In the case of an Underlying Fund, unless otherwise specified in the applicable term sheet, the “Starting Value” will be the Closing Market Price (as defined below) of that Underlying Fund on the pricing date.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “―Basket Market Measures.”

Observation Level

In the case of an Index, unless otherwise specified in the applicable term sheet, the “Observation Level” will be the closing level of that Index on the applicable Observation Date.

In the case of an Underlying Fund, the “Observation Level” will be the Closing Market Price of the Underlying Fund on the applicable Observation Date times its Price Multiplier on that day.

If the Market Measure consists of a Basket, each Observation Level of the Basket will be determined as described in “―Basket Market Measures.”

Ending Value

Unless otherwise specified in the applicable term sheet, the “Ending Value” will be the Observation Level of the Market Measure on the final Observation Date.

If the Market Measure consists of a Basket, the Ending Value of the Basket will be determined as described in “―Basket Market Measures.”

PS-23

The “Closing Market Price” for one share of an Underlying Fund (or one unit of any other security for which a Closing Market Price must be determined) on any Market Measure Business Day means any of the following:

•	if the Underlying Fund (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The Nasdaq Stock Market, the official closing price), of the principal trading session on that day on the principal U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Underlying Fund (or such other security) is listed or admitted to trading;

•	if the Underlying Fund (or such other security) is not listed or admitted to trading on any national securities exchange but is included in any other U.S. national market system, the last reported sale price, regular way, of the principal trading session on that day on the U.S. national market system that is the primary market for the trading of that Underlying Fund (or such other security);

•	if the Closing Market Price of the Underlying Fund (or such other security) cannot be determined as set forth in the two bullet points above, and the Underlying Fund (or such other security) is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which the Underlying Fund (or such other security) is listed or admitted to trading (converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable); or

•	if the Closing Market Price cannot be determined as set forth in the prior bullets, the mean, as determined by the calculation agent, of the bid prices for the Underlying Fund (or such other security) obtained from as many dealers in that security (which may include us, BofAS and/or any of our respective affiliates), but not exceeding three, as will make the bid prices available to the calculation agent. If no such bid price can be obtained, the Closing Market Price will be determined (or, if not determinable, estimated) by the calculation agent in its sole discretion in a commercially reasonable manner.

The initial “Price Multiplier” for an Underlying Fund will be 1, unless otherwise set forth in the applicable term sheet. The Price Multiplier for each Underlying Fund will be subject to adjustment for certain events relating to that Underlying Fund described below under “—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds.”

Unless otherwise specified in the applicable term sheet, as to any Index, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The Nasdaq Stock Market, or their successors, are open for trading and (2) the applicable Index (or any successor) is calculated and published. Unless otherwise specified in the applicable term sheet, as to any Underlying Fund, a “Market Measure Business Day” means a day on which the securities exchange on which that Underlying Fund has its primary listing is open for trading.

Market Disruption Events

As to any Index, a “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in an Index trade (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then comprise the Index or any successor index; or

PS-24

(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Index (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Index, or any successor index.

For the purpose of determining whether a Market Disruption Event as to any Index has occurred:

(1)	a limitation on the hours in a Market Measure Business Day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Index, or any successor index, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Index or any successor index;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	if applicable to Indices with component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

As to any Underlying Fund, a “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Underlying Fund (or successor underlying fund, as defined below) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session);

(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of the Underlying Fund (or successor underlying fund) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the shares of the Underlying Fund;

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(C)	with respect to an Underlying Fund that holds equity securities, the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of the relevant Underlying Index (or the successor underlying index, as defined below) trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Underlying Index or any successor underlying index; or

(D)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the relevant Underlying Index (or the successor underlying index) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the Underlying Index or any successor underlying index.

The applicable term sheet will identify, if applicable, any additions or changes to the Market Disruption Events for an Underlying Fund, including a commodity-based Underlying Fund.

For the purpose of determining whether a Market Disruption Event as to any Underlying Fund has occurred:

(1)	a limitation on the hours in a Market Measure Business Day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the shares of the Underlying Fund (or successor underlying fund) or the relevant futures or options contracts relating to such shares or the relevant Underlying Index (or any successor underlying index) will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the shares of the Underlying Fund (or successor underlying fund) or the relevant Underlying Index (or any successor underlying index), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Underlying Fund;

(4)	subject to paragraph (3) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	for the purpose of clauses (A) and (C) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Adjustments to an Index

After the applicable pricing date, an Index Publisher may make a material change in the method of calculating an Index or in another way that changes the Index such that it does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made. In this case, the calculation agent may, in its sole discretion, at the close of business in New York, New York, on each date that the closing level is to be calculated, make adjustments to the Index. Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the Index as if those changes or modifications had not been made, and calculate the closing level of the Index, as so adjusted.

PS-26

Discontinuance of an Index

After the applicable pricing date, the publisher of an Index (an “Index Publisher”) may discontinue publication of an Index to which an issue of the notes is linked. The Index Publisher or another entity may then publish a substitute index that the calculation agent determines, in its sole discretion, to be comparable to the original Index (a “successor index”). If this occurs, the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity and calculate each Observation Level and/or the Ending Value as described under “—The Starting Value, the Observation Level and the Ending Value” or “—Basket Market Measure,” as applicable. If the calculation agent selects a successor index, the calculation agent will give written notice of the selection to the trustee, to us and to the holders of the notes. Under these circumstances, the calculation agent may in its sole discretion adjust any value of the original Index and the successor index (including but not limited to the Starting Value, any value derived from the Starting Value, the Ending Value and the closing level or any other relevant value of the original Index or the successor index on any Observation Date) with a view to offsetting, to the extent practicable, any difference in the relative levels of the original Index and the successor index at the time the original Index is replaced by the successor index.

If an Index Publisher discontinues publication of the Index before any date on which the level of the Index must be determined and the calculation agent does not select a successor index, then on each relevant day that the level of the Index must be determined, until the earlier to occur of:

•	the occurrence of an automatic call;

•	the determination of the Ending Value; and

•	a determination by the calculation agent that a successor index is available,

the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. The calculation agent will make available to holders of the notes information regarding those levels by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

If a successor index is selected or the calculation agent calculates a level as a substitute as to any Index, the successor index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any Index to which your notes are linked may adversely affect trading in the notes.

Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds

As to any Underlying Fund, the calculation agent, in its sole discretion, may adjust the Price Multiplier (and as a result, any Observation Level and the Ending Value), and any other terms of the notes (such as the Starting Value), if an event described below occurs after the pricing date and on or before the final Observation Date and if the calculation agent determines that such an event has a dilutive or concentrative effect on the theoretical value of the shares of the applicable Underlying Fund or successor underlying fund.

PS-27

The Price Multiplier for any Underlying Fund resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. No adjustments to the Price Multiplier will be required unless the adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. Any adjustment that would require a change of less than 0.1% in the Price Multiplier which is not applied at the time of the event may be reflected at the time of any subsequent adjustment that would require a change of the Price Multiplier. The required adjustments specified below do not cover all events that could affect an Underlying Fund.

No adjustments to the Price Multiplier for any Underlying Fund or any other terms of the notes will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments or adjustments that differ from those described herein to the Price Multiplier or any other terms of the notes to reflect changes to an Underlying Fund if the calculation agent determines in good faith and a commercially reasonable manner that the adjustment is appropriate to ensure an equitable result.

The calculation agent will be solely responsible for the determination of any adjustments to the Price Multiplier for any Underlying Fund or any other terms of the notes and of any related determinations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments are required to be made for certain other events, such as offerings of equity securities by the Underlying Fund for cash or in connection with the occurrence of a partial tender or exchange offer for shares of the Underlying Fund by the Underlying Fund.

Following an event that results in an adjustment to the Price Multiplier for any Underlying Fund or any of the other terms of the notes, the calculation agent may (but is not required to) provide holders of the notes with information about that adjustment as it deems appropriate, depending on the nature of the adjustment. Upon written request by any holder of the notes, the calculation agent will provide that holder with information about such adjustment.

Anti-Dilution Adjustments

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier for any Underlying Fund (and as a result, each Observation Level, including the Ending Value) and other terms of the notes, as a result of certain events related to an Underlying Fund, which include, but are not limited to, the following:

Share Splits and Reverse Share Splits. If an Underlying Fund is subject to a share split or reverse share split, then once such split has become effective, the Price Multiplier for that Underlying Fund will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•	the number of shares that a holder of one share of the Underlying Fund before the effective date of the share split or reverse share split would have owned immediately following the applicable effective date.

For example, a two-for-one share split would ordinarily change a Price Multiplier of one into a Price Multiplier of two. In contrast, a one-for-two reverse share split would ordinarily change a Price Multiplier of one into a Price Multiplier of one-half.

PS-28

Share Dividends. If an Underlying Fund is subject to (i) a share dividend (i.e., an issuance of additional shares of Underlying Fund) or (ii) a distribution of additional shares of the Underlying Fund as a result of the triggering of any provision of the organizational documents of the Underlying Fund or otherwise that is given ratably to all holders of the Underlying Fund, then, once the dividend has become effective and the Underlying Fund is trading ex-dividend, the Price Multiplier for that Underlying Fund will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of additional shares issued in the share dividend with respect to one share of the Underlying Fund;

provided that no adjustment will be made for a share dividend for which the number of shares of the Underlying Fund paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

For example, a share dividend of one new share for each share held would ordinarily change a Price Multiplier of one into a Price Multiplier of two.

Extraordinary Dividends. There will be no adjustments to the Price Multiplier of an Underlying Fund to reflect any cash dividends or cash distributions paid with respect to that Underlying Fund other than Extraordinary Dividends, as described below, and distributions described under the sections entitled “—Other Distributions” and “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to an Underlying Fund, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the relevant Underlying Fund’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs, the Price Multiplier for that Underlying Fund will be adjusted on the ex-dividend date so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•	a fraction, the numerator of which is the Closing Market Price per share of the Underlying Fund on the Market Measure Business Day preceding the ex-dividend date and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Fund on that preceding Market Measure Business Day exceeds the Extraordinary Dividend Amount.

PS-29

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend will equal:

•	in the case of cash dividends or other distributions that are paid as regular dividends, the amount per share of the applicable Underlying Fund of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share; or

•	in the case of cash dividends or other distributions that are not paid as regular dividends, the amount per share of the applicable Underlying Fund of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the applicable Underlying Fund described under the sections entitled “—Other Distributions” and “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.

Other Distributions. If an Underlying Fund, after the pricing date, declares or makes a distribution to all holders of the shares of the applicable Underlying Fund of any class of its securities (other than shares of the applicable Underlying Fund), evidences of its indebtedness or other non-cash assets, including, but not limited to, transferable rights and warrants, then, in each of these cases, once the distribution has become effective and the shares are trading ex-dividend, the Price Multiplier for that Underlying Fund will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•	a fraction, the numerator of which will be the Current Market Price per share of the applicable Underlying Fund, and the denominator of which will be the Current Market Price per share of the applicable Underlying Fund, less the fair market value, as determined by the calculation agent, as of the time the adjustment is effected of the portion of the capital stock, evidences of indebtedness, rights or warrants, or other non-cash assets so distributed or issued applicable to one share of the applicable Underlying Fund.

The “Current Market Price” of any Underlying Fund means the arithmetic average of the Closing Market Prices of one share of that Underlying Fund for the five Market Measure Business Days prior to the Market Measure Business Day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Price Multiplier.

“Ex-dividend date” means the first Market Measure Business Day on which transactions in the shares of any Underlying Fund trade on the relevant exchange without the right to receive that cash dividend or other cash distribution.

The “fair market value” of any such distribution means the value of such distributions on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the fair market value will equal the Closing Market Price of such distributed property on such ex-dividend date.

PS-30

Reorganization Events

If after the pricing date and on or before the final Observation Date as to any Underlying Fund, the Underlying Fund (or successor underlying fund, as defined below) has been subject to a merger, combination, consolidation, or statutory exchange of securities with another exchange-traded fund, and the Underlying Fund (or successor underlying fund) is not the surviving entity, then, on or after the date of such event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier for that Underlying Fund (or successor underlying fund) or any other terms of the notes as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the notes of that event (including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Underlying Fund (or successor underlying fund) or to the notes), and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may deem the Underlying Fund (or successor underlying fund) to be de-listed, liquidated discontinued, or otherwise terminated, the treatment of which is described below under “—Discontinuance of or Material Change to an Underlying Fund.” For the avoidance of doubt, any adjustment will be made after the effective date of the reorganization and not on the date of the announcement or a plan or intention to effect such an event.

Discontinuance of or Material Change to an Underlying Fund

If shares of an Underlying Fund are de-listed from its primary securities exchange (or any other relevant exchange), liquidated, or otherwise terminated, the calculation agent will substitute an exchange-traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Underlying Fund (that exchange-traded fund being referred to herein as a “successor underlying fund”). In that event, the calculation agent may in its sole discretion adjust the applicable Price Multiplier with a view to offsetting, to the extent practicable, any difference in the relative prices of the original Underlying Fund and the successor underlying fund at that time.

If an Underlying Fund (or a successor underlying fund) is de-listed, liquidated, or otherwise terminated and the calculation agent determines that no adequate substitute for the Underlying Fund (or a successor underlying fund) is available, then the calculation agent will, in its sole discretion, calculate the Closing Market Price of that Underlying Fund (or a successor underlying fund) by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate that Underlying Fund (or a successor underlying fund). If the calculation agent determines that no such computation methodology will produce a commercially reasonable result, then the calculation agent, in its discretion, may cause the maturity date of the notes to be accelerated as described below.

If a successor underlying fund is selected or the calculation agent calculates the Closing Market Price by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Underlying Fund (or a successor underlying fund), that successor underlying fund or substitute computation methodology, as applicable, will be substituted for the Underlying Fund (or that successor underlying fund) for all purposes of the notes.

If at any time:

•	an Underlying Index of an Underlying Fund (or the underlying index related to a successor underlying fund) is discontinued or ceases to be published and (i) the Market Measure Publisher of the Underlying Index or another entity does not publish a successor or substitute underlying index that the calculation agent determines, in its sole discretion, to be comparable to the Underlying Index (a “successor underlying index”) or (ii) the Market Measure Publisher of the Underlying Fund does not announce that the Underlying Fund will track the successor underlying index; or

•	an Underlying Fund (or a successor underlying fund) in any way is modified (including, but not limited to, a material change in the investment policies, objectives or methodology of the Underlying Fund, or a material change to the related Underlying Index) so that the Underlying Fund does not, in the opinion of the calculation agent, fairly represent the price per share of that Underlying Fund (or that successor underlying fund) had those changes or modifications not been made;

PS-31

then, from and after that time, the calculation agent may, in its sole discretion, make those calculations and adjustments that, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a Closing Market Price of that Underlying Fund (or that successor underlying fund) as if those changes or modifications had not been made. The calculation agent also may determine that no adjustment is required. If the calculation agent determines that no such calculation or adjustment will produce a commercially reasonable result, then the calculation agent, in its discretion, may cause the maturity date of the notes to be accelerated as described below.

The calculation agent will be solely responsible for the method of calculating the Closing Market Price of the Underlying Fund (or any successor underlying fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

Notwithstanding these alternative arrangements, any modification or discontinuance of the Underlying Fund or the related Underlying Index may adversely affect trading in the notes.

If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent, in its discretion, may cause the maturity date of the notes to be accelerated to the fifth business day (the “date of acceleration”) following the date of that determination and the amount payable to you will be equal to the payment described under the caption “—Automatic Call” or “—Payment at Maturity,” determined as if the date of acceleration were the maturity date of the notes and as if the final Observation Date were the fifth Market Measure Business Day prior to the date of acceleration. If the applicable Observation Level as of that date is greater than or equal to the Call Level, the calculation agent shall pro-rate the applicable Call Premium and Call Amount according to the period of time elapsed between the settlement date of the notes and the date of acceleration. In addition, the notes will not bear a default interest rate.

Basket Market Measures

If the Market Measure to which your notes are linked is a Basket, the Basket Components and if necessary, the definition of Market Measure Business Day, will be set forth in the applicable term sheet. We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date. The Basket Components may or may not have equal Initial Component Weights, as set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Component on the pricing date, based upon the weighting of that Basket Component. The Component Ratio for each Basket Component will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•	the closing level or the Closing Market Price, as applicable, of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

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The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example: The hypothetical Basket Components are Underlying Fund ABC, Index XYZ, and Index RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Level or Closing Market Price(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution

Underlying Fund ABC	50.00%	$500.00	0.10000000	50.00

Index XYZ	25.00%	2,420.00	0.01033058	25.00

Index RST	25.00%	1,014.00	0.02465483	25.00

Starting Value				100.00

(1)	This column sets forth the hypothetical closing level or Closing Market Price, as applicable, of each Basket Component on the hypothetical pricing date.

(2)	The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical closing level or Closing Market Price, as applicable, of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the applicable term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component or the pricing date is determined by the calculation agent not to be a Market Measure Business Day for any Basket Component by reason of an extraordinary event, occurrence, declaration or otherwise, the calculation agent will establish the closing level or the Closing Market Price, as applicable, of that Basket Component (the “Basket Component Closing Level”), and thus its Component Ratio, based on the closing level or the Closing Market Price, as applicable, of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs for that Basket Component. In the event that a Market Disruption Event or non-Market Measure Business Day occurs for that Basket Component on the pricing date and on each scheduled Market Measure Business Day thereafter to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Level, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable. The final applicable term sheet will provide the Basket Component Closing Level, a brief statement of the facts relating to the establishment of the Basket Component Closing Level (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

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For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in
“—Market Disruption Events.”

Observation Level or Ending Value of the Basket

The “Observation Level” of the Basket will be the value of the Basket on the relevant Observation Date.

The “Ending Value” of the Basket will be the Observation Level of the Basket on the final Observation Date.

The calculation agent will calculate the value of the Basket for an Observation Date by summing the products of the closing level or the Closing Market Price, as applicable, of each Basket Component on that Observation Date (multiplied by its Price Multiplier on that Observation Date, if applicable) and the Component Ratio for that Basket Component. The value of the Basket will vary based on the increase or decrease in the value of each Basket Component. Any increase in the value of a Basket Component (assuming no change in the value of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the value of a Basket Component (assuming no change in the value of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

Unless otherwise specified in the applicable term sheet, if, for any Basket Component (an “Affected Basket Component”), (i) a Market Disruption Event occurs on a scheduled Observation Date or (ii) any scheduled Observation Date is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing levels or the Closing Market Prices, as applicable, of the Basket Components for that non-calculation day, and as a result, the relevant Observation Level, as follows:

•	The closing level or the Closing Market Price, as applicable, of each Basket Component that is not an Affected Basket Component will be its closing level or Closing Market Price, as applicable, on such non-calculation day.

•	The closing level or the Closing Market Price, as applicable, of each Basket Component that is an Affected Basket Component for the applicable non-calculation day will be determined in the same manner as described in the seventh and eighth paragraphs of “Description of the Notes—Automatic Call,” provided that references to “relevant Observation Level” or “Ending Value” will be deemed to be references to “closing level or Closing Market Price of the applicable Basket Component.”

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in“—Market Disruption Events.”

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Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding the Starting Value, the Call Level, the Threshold Value, the Observation Level of the Market Measure on each Observation Date, the Ending Value, the Market Measure, the Price Multiplier, whether the notes will be automatically called, the Redemption Amount, any Market Disruption Events, a successor index or successor underlying fund, Market Measure Business Days, business days, non-calculation days, any anti-dilution adjustments and determinations related to any adjustments to, or discontinuance of, any Index or Underlying Fund. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We or one of our affiliates may act as the calculation agent, or we may appoint BofAS or one of its affiliates as the calculation agent for each issue of the notes. Alternatively, we (or one of our affiliates) and BofAS (or one of its affiliates) may act as joint calculation agents for the notes. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds. We will pay the Call Amount or the Redemption Amount, as applicable, in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the senior indenture. If such event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the payment described under the caption “—Automatic Call” or “—Payment at Maturity,” determined as if the date of acceleration were the maturity date of the notes and as if the final Observation Date were the fifth Market Measure Business Day prior to the date of acceleration. If the applicable Observation Level as of that date is greater than or equal to the Call Level, the calculation agent shall pro-rate the applicable Call Premium and Call Amount according to the period of time elapsed between the settlement date of the notes and the date of acceleration.

If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of the notes, whether at their maturity or upon acceleration, they will not bear a default interest rate. For additional discussion of these matters, please see the discussion in the prospectus under the headings “Description of Debt Securities – Modification and Waiver of the Debt Securities” beginning on page 34 and “– Events of Default” beginning on page 40.

Listing

Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

BofAS and one or more of its affiliates may act as our agents for any offering of the notes. The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each agent will be a party to the distribution agreement described in the “Plan of Distribution (Conflicts of Interest)” on page 74 of the accompanying prospectus and “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-51 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of the notes sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase the notes.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

BofAS and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any notes after their initial sale solely for the purpose of providing investors with the description of the terms of the notes that were made available to investors in connection with the initial distribution of the notes. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding Bank of Montreal or for any purpose other than that described in the immediately preceding sentence.

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SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the notes and receiving payments of principal and/or other amounts under the notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

CANADIAN FEDERAL INCOME TAX SUMMARY

In the opinion of Torys LLP, our Canadian federal income tax counsel, the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires from us as the beneficial owner the notes offered by this document, and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with us and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of notes, (3) is not affiliated with us, (4) does not receive any payment of interest on a note in respect of a debt or other obligation to pay an amount to a person with whom we do not deal at arm’s length, (5) does not use or hold securities in a business carried on in Canada and (6) is not a “specified shareholder” of ours as defined in the Tax Act for this purpose or a non-resident person not dealing at arm’s length with such “specified shareholder” (a “Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This summary does not address the possible application of the “hybrid mismatch arrangement” rules in the Tax Act (the “Hybrid Mismatch Rules”) to a Holder (i) that disposes of a note to a person or entity with which it does not deal at arm’s length or to an entity that is a “specified entity” with respect to the Holder or in respect of which the Holder is a “specified entity,” (ii) that disposes of a note under, or in connection with, a “structured arrangement”, or (iii) in respect of which we are a “specified entity” (as such terms are defined in subsection 18.4(1) of the Tax Act). Such Holders should consult their own tax advisors.

This summary supersedes and replaces in its entirety the section of the prospectus entitled “Canadian Taxation.”

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this document other than the proposed amendments to the Hybrid Mismatch Rules released for consultation on January 29, 2026 (the “Proposed Amendments”), and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

Canadian federal income tax considerations applicable to the notes may be described more particularly when such notes are offered (and then only to the extent material) in a pricing supplement related thereto if they are not addressed by the comments following and, in that event, the following will be superseded thereby to the extent indicated in that pricing supplement. These Canadian federal income tax considerations may also be supplemented, amended and/or replaced in a pricing supplement.

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This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the notes should consult their own tax advisors having regard to their own particular circumstances.

Interest paid or credited or deemed for purposes of the Tax Act to be paid or credited on a note (including amounts on account of or in lieu of payment of, or in satisfaction of interest any amount paid at maturity in excess of the principal amount and interest deemed to be paid on a note in certain cases where a note is redeemed in whole or in part, cancelled, repurchased or purchased by us or any other person resident or deemed to be resident in Canada from a Holder or is otherwise assigned or transferred by a Holder to us or any other resident or deemed resident of Canada, other than a note which is an “excluded obligation”, as defined in the Tax Act for this purpose) to a Holder generally will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation,” as defined in the Tax Act for this purpose) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation (“participating debt interest”). The administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is generally not participating debt interest unless, in general, it is reasonable to consider that there is a material connection between the index or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer. With respect to any interest or deemed interest on a note, including any portion of the principal amount of a note in excess of the issue price, such interest or principal, as the case may be, paid or credited to a Holder should not be subject to Canadian non-resident withholding tax, unless otherwise specified in the applicable pricing supplement.

If an amount of interest paid by us on a note were to be non-deductible by us in computing our income as a result of the application of subsection 18.4(4) of the Tax Act, such amount of interest would be deemed to have been paid by us as a dividend, and not to have been paid by us as interest, and be subject to Canadian non-resident withholding tax. Subsection 18.4(4) would apply only if a payment of interest by us on a note constituted the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Tax Act.

No payment of interest by us on a note should be considered to arise under a “hybrid mismatch arrangement” as no such payment should be considered to arise under or in connection with a “structured arrangement,” both as defined in subsection 18.4(1) of the Tax Act, on the basis that (i) based on pricing data and analysis provided to Torys LLP by us in relation to these notes, it should not be reasonable to consider that any economic benefit arising from any “deduction/non-inclusion mismatch” as defined in subsection 18.4(6) of the Tax Act is reflected in the pricing of the notes, and (ii) it should also not be reasonable to consider that the notes were designed to, directly or indirectly, give rise to any “deduction/non-inclusion mismatch.”

Generally, there are no other taxes on income (including taxable capital gains) payable by a Holder on interest, discount, or premium in respect of a note or on the proceeds received by a Holder on the disposition of a note (including redemption, cancellation, purchase or repurchase).

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UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income consequences of the ownership and disposition of the notes. This discussion applies to you only if you hold them as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

This discussion assumes that the notes will be denominated in U.S. dollars and settled in cash. This discussion may be supplemented, modified or superseded by disclosure set out in an applicable pricing supplement regarding additional or alternative U.S. federal income tax consequences, and therefore should be read in conjunction with the applicable pricing supplement.

This discussion does not address any minimum tax or Medicare contribution tax consequences, the income inclusion acceleration rules set forth in Section 451(b) of the Code, or any other tax consequences that may be relevant to you in light of your particular circumstances or if you are an investor subject to special rules, such as:

•	a bank or other financial institution;

•	an insurance company;

•	a dealer or an electing trader in securities subject to a mark-to-market method of tax accounting with respect to the notes;

•	a real estate investment trust or “regulated investment company”;

•	a tax-exempt entity, an “individual retirement account” or a “Roth IRA”;

•	a person holding a note as part of a “straddle” or conversion transaction or one that enters into a “constructive sale” with respect to a note;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a person that owns, or is deemed to own, 10% or more of our equity by vote or value; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal income tax consequences of holding and disposing of the notes to you and your partners.

We will not attempt to ascertain whether any issuer of any Market Measure (or the components of any Market Measure that is an Index) (each, an “Underlying Issuer”) should be treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code or a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any Underlying Issuer were so treated, certain adverse U.S. federal income tax consequences might apply to you, in the case of a USRPHC if you are a Non-U.S. Holder (as defined below), and in the case of a PFIC if you are a U.S. Holder, upon a sale, exchange, retirement or other taxable disposition (each, a “taxable disposition”) of the notes. You should refer to information filed with the SEC or another governmental authority by each Underlying Issuer and consult your tax adviser regarding the possible consequences to you if any Underlying Issuer is or becomes a USRPHC or PFIC.

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This discussion is based on the Code, final, temporary and proposed regulations by the U.S. Treasury Department (“Treasury”), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as of the date of this product supplement, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. or other tax laws, or any federal taxes other than income taxes (such as estate or gift taxes). You should consult your tax adviser about the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

This discussion assumes that no non-U.S. taxes will be imposed with respect to the notes. You should consult your tax adviser regarding the consequences of any non-U.S. tax imposed with respect to the notes generally and in your particular circumstances.

Tax Treatment of the Notes

Except as otherwise provided in the applicable pricing supplement, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a note as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

There are no statutory, judicial or administrative authorities that directly address the U.S. federal income tax treatment of the notes described in this product supplement. Therefore, the U.S. federal income tax consequences of ownership and disposition of the notes are subject to substantial uncertainty. We do not plan to request a ruling from the IRS and the IRS or a court might not agree with the treatment and consequences described below.

Alternative U.S. federal income tax treatments of the notes are possible that, if applied, could materially and adversely affect the timing and character of income, gain or loss with respect to the notes. For example, the IRS could treat the notes as debt instruments in their entirety for U.S. federal income tax purposes. Under this treatment, “long-term” notes (i.e., notes that mature, after taking into account the last possible date that the notes could be outstanding under their terms, more than one year from the date of their issuance) may be subject to Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of your tax accounting method, (i) in each year that you held the notes you would generally be required to accrue income, subject to certain adjustments, based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the notes, and (ii) any gain on the sale, exchange, redemption or retirement of the notes would be treated as ordinary income. You could also be subject to special reporting requirements if any loss on the notes exceeded certain thresholds. If notes that are not long-term notes were treated as debt instruments, all or a portion of the gain you realize on a sale, exchange, redemption or retirement of the notes could be treated as ordinary income.

For Non-U.S. Holders, an alternative treatment of a note could cause payments on the note to be subject to U.S. federal withholding tax as well as different information reporting requirements.

Treasury and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

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Moreover, certain changes to the terms of the notes after their issuance may result in the notes being treated as retired and reissued for U.S. federal income tax purposes. As discussed below under “Possible Taxable Event,” the treatment of the notes after such an event could differ from their prior treatment.

Except where stated otherwise, the following discussions generally assume that the stated treatment of the notes as single financial contracts that are “open transactions” for U.S. federal income tax purposes is respected and that no deemed retirement and reissuance of the notes will occur. You should consult your tax adviser regarding the risk that an alternative U.S. federal income tax treatment applies to the notes.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note and:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Taxable Disposition

Subject to the discussion below regarding the possible application of Section 1256 of the Code, you should not be required to recognize income over the term of the notes prior to maturity, other than pursuant to an earlier taxable disposition of the notes.

However, if the payment at maturity becomes fixed (or subject to a fixed minimum amount that is approximately equal to or greater than the issue price) prior to maturity, the consequences are not entirely clear. A note might be treated as terminated and reissued for U.S. federal income tax purposes at such time, in which case you might be required to recognize gain (if any) in respect of the note, and the recognition of any loss may be subject to limitations. In addition, the timing and character of income you recognize in respect of the reissued note after that time could also be affected. You should consult your tax adviser regarding the treatment of the notes in such an event.

Taxable Disposition of the Notes

Upon a taxable disposition of a note for cash, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the note. Your tax basis in a note should generally equal the amount you paid to acquire it. Subject to the discussions below under “—Possible Application of Section 1260 of the Code,” “—Possible Application of Section 1258 of the Code” and “—Possible Higher Tax on Notes Linked to ‘Collectibles,’” this gain or loss should generally be long-term capital gain or loss if at the time of the taxable disposition you have held the note for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to limitations.

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Notes with a Buffer and Digital Upside

Notwithstanding the foregoing, if the notes provide for both (i) contractual downside protection that includes a minimum amount payable at maturity (i.e., a “buffer value”) and (ii) contingent digital upside exposure to the Market Measure(s) where the upside amount is at least equal to the buffer value, it is possible that a portion of the proceeds you receive on the taxable disposition of a note equal to the buffer value could be treated as a separate item of ordinary income rather than as part of the amount realized on the disposition of the note. You should consult your tax adviser regarding the treatment of the notes under such circumstances.

Possible Application of Section 1260 of the Code

If a note is linked to a Market Measure consisting of an interest in one of a specified list of entities, including an exchange-traded fund or other regulated investment company, a real estate investment trust, a partnership or a PFIC (a “Section 1260 Underlying Equity”), depending upon the specific terms of the note, it is possible that an investment in the note will be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your note would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” In the case of notes with certain features, such as a payment at maturity based on a leverage factor, the amount of net underlying long-term capital gain may be unclear. Unless otherwise established by clear and convincing evidence, the amount of net underlying long-term capital gain is treated as zero. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your notes, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. In addition, as discussed below in “—Possible Higher Tax on Notes Linked to ‘Collectibles,’” if the notes are related to an ownership interest in collectibles or an entity that holds collectibles, long-term capital gain that you would otherwise recognize in respect of your notes up to the amount of the net underlying long-term capital gain could, if you are an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. Due to the lack of governing authority there is significant uncertainty as to whether or how these rules will apply to the notes.

Because the determination of whether a Market Measure is a Section 1260 Underlying Equity generally depends on the issuer’s status for U.S. federal income tax purposes (e.g., as a PFIC or a partnership), it may not be readily apparent whether a Market Measure is a Section 1260 Underlying Equity. Moreover, a Market Measure that is an Index may include equities of a category that is subject to Section 1260 as well as other equity securities, in which case the potential application of Section 1260 to the relevant note may be unclear. We do not undertake to ascertain whether any specific equity securities (including an equity security in an Index) is a Section 1260 Underlying Equity. Accordingly, you should consult your tax adviser about the risk that Section 1260 will apply to the notes. Unless provided otherwise in an applicable pricing supplement, our counsel will not express any opinion regarding the application of Section 1260 of the Code to the notes.

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Possible Application of Section 1258 of the Code

It is possible that an investment in certain notes, particularly those that provide for a single fixed upside payment, could be treated as a “conversion transaction” under Section 1258 of the Code. A conversion transaction is a transaction marketed or sold as producing capital gains and from which substantially all of the taxpayer’s expected return is attributable to the time value of the taxpayer’s net investment. If an investment in the notes were treated as a conversion transaction, the gain from the disposition of the notes would be treated as ordinary income to the extent of the “applicable imputed income amount.” The applicable imputed income amount is an amount equal to the amount of interest that would have accrued on the taxpayer’s net investment in the conversion transaction (i.e., the amount paid by you to acquire the notes) for the period ending on the date of disposition (including a deemed sale described below under “Possible Taxable Event”) at a rate equal to 120 percent of the applicable federal rate. You should consult your tax advisers regarding the possible application of Section 1258 of the Code to the notes.

Possible Application of Section 1256 of the Code

If the notes are linked to a Market Measure that is or includes a “regulated futures contract” within the meaning of Section 1256 of the Code, it is possible that Section 1256 of the Code would apply. Generally, under Section 1256, you would be required to mark to market your investment (that is, recognize gain or loss in each taxable year as if your notes were sold at the end of such year for their fair market value) and treat gain or loss as 40% short-term capital gain or loss and 60% long-term capital gain or loss.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note and:

•	an individual nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are a beneficial owner of a note who is (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a person during the period in which you hold a note, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the note.

As discussed below under “Possible Taxable Event,” under certain circumstances, the notes could be deemed to be redeemed and reissued for U.S. federal income tax purposes. In that event, depending on the facts and the time of the deemed reissuance, the reissued notes might be treated in a manner different from their original treatment for U.S. federal income tax purposes. As a result, you might be subject to withholding tax in respect of the reissued notes, or might be required to provide certification of your status as a non-U.S. person in order to avoid being subject to withholding. You should consult your tax adviser regarding the consequences of a deemed redemption and reissuance of the notes.

The discussion below generally assumes that income and gain on the notes are not effectively connected with your conduct of a trade or business within the United States, except as discussed under “—Effectively Connected Income” below.

General

The following discussion assumes that the notes are respected as single financial contracts that are “open transactions” for U.S. federal income tax purposes.

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Taxable Disposition of the Notes

Subject to the possible application of Section 897 of the Code (see “—FIRPTA” below) and the discussions below under “—Dividend Equivalents under Section 871(m) of the Code” and “—FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of payments on or amounts you receive on a taxable disposition of a note, assuming that you provide an appropriate IRS Form W-8 to the applicable withholding agent certifying under penalties of perjury that you are not a U.S. person.

Dividend Equivalents under Section 871(m) of the Code

Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“Underlying Securities”), as defined under the applicable Treasury regulations, or indices that include Underlying Securities. Section 871(m) generally applies to “specified equity-linked instruments” (“Specified ELIs”), which are financial instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations and discussed further below. Section 871(m) provides certain exceptions to this withholding regime, in particular for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (“Qualified Indices”) as well as exchange-traded funds that track such indices (“Qualified Index Securities”).

Although the Section 871(m) regime became effective in 2017, the applicable Treasury regulations, as modified by an IRS notice, phase in the application of Section 871(m) as follows:

•	For financial instruments issued prior to 2027, Section 871(m) will generally apply only to financial instruments that have a “delta” of one.

•	For financial instruments issued in 2027 and thereafter, Section 871(m) will apply if either (i) the “delta” of the relevant financial instrument is at least 0.80, if it is a “simple” contract, or (ii) the financial instrument meets a “substantial equivalence” test, if it is a “complex” contract.

“Delta” for this purpose is generally defined as the ratio of the change in the fair market value of a financial instrument to a small change in the fair market value of the number of shares of the Underlying Security. The “substantial equivalence” test measures whether a complex contract tracks its “initial hedge” (shares of the Underlying Security that would fully hedge the contract) more closely than would a “benchmark” simple contract with a delta of 0.80.

The calculations are generally made at the “calculation date,” which generally is the earlier of (i) the time of pricing of the note, i.e., when all material terms have been agreed on, and (ii) the issuance of the note. However, if the time of pricing is more than 14 calendar days before the issuance of the note, the calculation date is the date of the issuance of the note. In those circumstances, information regarding our final determinations for purposes of Section 871(m) may be available only after the time of pricing of the note. As a result, you should acquire such a note only if you are willing to accept the risk that the note is treated as a Specified ELI subject to withholding under Section 871(m).

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If the terms of a note are subject to a taxable modification (for example, upon an event discussed below under “Possible Taxable Event”), the note may be treated as reissued for this purpose and could become a Specified ELI at the time of the taxable modification, depending on the application of the rules at that time to the note. If, pursuant to the terms of a note, an Underlying Security is added to (or substituted into) the composition of the note’s Market Measure(s) after the issuance of the note, whether or not resulting in a taxable modification, we may determine that the note is subject to withholding under Section 871(m) at that later time. Accordingly, prospective investors should acquire such a note with the understanding that withholding may apply to payments thereon.

If a note is a Specified ELI, withholding in respect of dividend equivalents will, depending on the issuer or applicable withholding agent’s circumstances, generally be required either (i) on the underlying dividend payment date or (ii) upon the date of maturity, lapse or other disposition of the note by you, or possibly upon certain other events. Depending on the circumstances, we or the applicable withholding agent may withhold the required amounts from proceeds of the retirement or other disposition of the note, or from your other cash or property held by us or the withholding agent. If withholding applies, you should expect that we or the withholding agent will withhold at the applicable statutory rate.

The dividend equivalent amount will include the amount of any actual or, under certain circumstances, estimated dividend. If the dividend equivalent amount is based on the actual dividend, it will be equal to the product of: (i) in the case of a “simple” contract, the per-share dividend amount, the number of shares of an Underlying Security and the delta; or (ii) in the case of a complex contract, the per-share dividend amount and the initial hedge. The per-share dividend amount will be the actual dividend (including any special dividends) paid with respect to a share of the Underlying Security. If the dividend equivalent amount is based on an estimated dividend, we will provide the information on how to obtain the estimated amounts in the relevant pricing supplement for the notes.

Depending on the terms of a note and whether or not it is issued prior to 2027, the pricing supplement may contain additional information relevant to Section 871(m).

Prospective purchasers of the notes should consult their tax advisers regarding the potential application of Section 871(m) to a particular note and, if withholding applies, whether they are eligible for a refund of any part of the withholding tax discussed above on the basis of an applicable U.S. income tax treaty, as well as the process for obtaining such a refund (which will generally require the filing of a U.S. federal income tax return). In some circumstances, it may not be possible for you to obtain the documentation necessary to support a refund claim under an applicable treaty. Our determination as to whether Section 871(m) withholding applies to the notes is binding on you and withholding agents, but it is not binding on the IRS. The Section 871(m) regulations require complex calculations to be made with respect to notes linked to equities that could pay U.S.-source dividends and their application to a specific issue of notes may be uncertain. Accordingly, even if we determine that certain notes are not Specified ELIs, the IRS could challenge our determination and assert that withholding is required in respect of those notes. Moreover, your consequences under Section 871(m) may depend on your particular circumstances. For example, if you enter into other transactions relating to an Underlying Security, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified ELIs subject to Section 871(m) as a general matter. You should consult your tax advisers regarding the application of Section 871(m) in your particular circumstances.

Neither we, nor our agents, including BofAS, will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

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FIRPTA

Section 897 of the Code, commonly referred to as “FIRPTA,” applies to certain interests in entities that beneficially own significant amounts of United States real property interests (each, a “USRPI”). As discussed above, we will not attempt to ascertain whether any Underlying Issuer should be treated as a USRPHC for purposes of Section 897 of the Code (including a non-corporate entity treated for relevant purposes of Section 897 of the Code as a USRPHC). If an Underlying Issuer were so treated, it is possible that, subject to the exceptions discussed in the following paragraph, a note could be treated as a USRPI, in which case any gain from the disposition of the note would generally be subject to U.S. federal income tax and would be required to be reported by you on a U.S. federal income tax return, generally in the same manner as if you were a U.S. Holder, and would in certain cases be subject to withholding in the amount of 15% of the gross proceeds of such disposition.

An exception to the FIRPTA rules applies in respect of interests in entities that have a regularly traded class of interests outstanding. Under this exception, a note that is not “regularly traded” on an established securities market generally should not be subject to the FIRPTA rules unless its fair market value upon acquisition exceeds 5% of the Underlying Issuer’s regularly traded class of interests as specified in the applicable Treasury regulations. In the case of notes that are regularly traded, an interest in 5% or less of the outstanding securities of that class or series generally should not be subject to the FIRPTA rules. It may not be clear whether particular notes are considered “regularly traded on an established securities market” for purposes of these rules. Certain attribution and aggregation rules apply, and prospective purchasers are urged to consult their tax advisers regarding whether their ownership interest in the notes will be subject to an exemption from the FIRPTA rules in light of their circumstances, including any other interest they might have in an Underlying Issuer.

You should refer to information filed with the SEC or another governmental authority by each Underlying Issuer and consult your tax adviser regarding the possible consequences to you if any Underlying Issuer is or becomes a USRPHC (as well as certain presumptions under the applicable rules regarding whether an Underlying Issuer is treated as a USRPHC and, to the extent relevant, how to establish that an Underlying Issuer is not a USRPHC).

Effectively Connected Income

If you are engaged in a U.S. trade or business, and if income or gain from the notes is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if you were a U.S. Holder, subject to the provisions of an applicable income tax treaty. If you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

Possible Taxable Event

A change to a Market Measure (resulting from, for example, a reorganization event) could result in a taxable modification of the affected notes. A change in the methodology by which a Market Measure is calculated, a change in the components of a Market Measure, a change in the timing or amount of payments on a note due to a market disruption event, the designation of a successor Market Measure, or the designation of a substitute or successor rate or other similar circumstances resulting in a material change to a Market Measure could also result in a taxable modification of the affected notes. In particular, the modification of a Market Measure as the result of the active management of an Index underlying a note could result in a taxable modification of such note. Additionally, in certain circumstances where our obligations under the notes are assumed by another entity, such substitution could result in a taxable modification of the affected notes.

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A taxable modification would generally result in the notes being treated as redeemed and reissued for U.S. federal income tax purposes. In that event, if you are a U.S. Holder, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the notes, and your holding period for your notes could be affected. Moreover, depending on the facts at the time of the taxable modification, the reissued notes could be characterized for U.S. federal income tax purposes in a manner different from their original treatment, which could have a significant and potentially adverse effect on the timing and character of income you recognize with respect to the notes after the taxable modification. In addition, a taxable modification could result in adverse U.S. federal withholding tax consequences, including under Section 871(m), to a Non-U.S. Holder.

You should consult your tax adviser regarding the consequences of a significant modification of the notes.

Reportable Transactions

Applicable Treasury regulations require taxpayers that participate in a “reportable transaction” to disclose their participation to the IRS by attaching Form 8886 to their tax returns and retain a copy of all documents and records related to the transaction. In addition, organizers and sellers of such transactions are required to maintain records, including lists identifying investors in the transactions, and must furnish those records to the IRS upon demand. Reportable transactions include, among other things, certain transactions identified by the IRS as well as certain losses recognized in an amount that exceeds a specified threshold level.

In October 2015, Treasury and the IRS released notices designating certain “basket options,” “basket contracts” and substantially similar transactions as “reportable transactions.” In July 2024, Treasury and the IRS issued proposed regulations that include rules substantially similar to the notices but that, if finalized, would instead designate all such transactions as “listed transactions” (whereas under the notices only basket options were identified as listed transactions, while other basket contracts were identified as “transactions of interest”). Although the notices are no longer in force, the proposed regulations would, if finalized as drafted, apply retroactively. The notices and proposed regulations would apply to specified transactions in which a taxpayer or its “designee” exercises discretion to change the assets underlying a financial instrument. Certain exceptions apply (e.g., in the case of notes treated as contingent payment debt instruments for U.S. federal income tax purposes, or if the Market Measure is a “widely used and publicly quoted index that is based on objective financial information” or “an index that tracks a broad market or a market segment”). While an exercise of the type of discretion that would give rise to such reporting requirements in respect of the notes is not expected, if we, an index sponsor, a calculation agent or other person were to exercise certain discretion under the terms of a note (for example to change the Market Measures (or in the case of an Index, the Index components)) and were treated as a holder’s designee for these purposes, unless an exception applied certain holders of the relevant notes may be required to report certain information to the IRS, as set forth in the applicable Treasury regulations or be subject to substantial penalties and other adverse consequences. We may also be required to report information regarding the transaction to the IRS. Once the proposed regulations are finalized, reporting may be required even with respect to certain notes issued prior to the date of finalization. You should consult your tax adviser regarding these rules.

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Information Reporting and Backup Withholding

Payments on the notes as well as the proceeds of a taxable disposition (including retirement) of the notes generally will be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, generally will be subject to backup withholding, unless you are an exempt recipient and, if required, you establish your exempt status. If you are a Non-U.S. Holder that provides the applicable withholding agent with an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS. Neither we, nor our agents, including BofAS, will not be required to pay any additional amounts with respect to any backup withholding.

FATCA

Legislation commonly known as “FATCA” and Treasury regulations thereunder generally impose a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under FATCA applies to payments of U.S.-source “fixed or determinable annual or periodical” (FDAP) income. To the extent the notes are recharacterized as debt instruments, we intend to treat any payments treated as interest as giving rise to U.S.-source income. While the FATCA rules also require withholding on payments of gross proceeds from dispositions of financial instruments that provide for payments of U.S.-source interest or dividend (including dividend equivalent) income, proposed regulations would eliminate this requirement with respect to gross proceeds, and Treasury has stated that taxpayers may rely on these proposed regulations pending their finalization. If you are a Non-U.S. investor, or a U.S. Holder holding notes through a non-U.S. financial intermediary, you should consult your tax adviser regarding the potential application of FATCA to the notes, including the availability of certain refunds or credits.

Neither we, nor our agents, including BofAS, will not be required to pay any additional amounts with respect to any withholding taxes.

BENEFIT PLAN INVESTOR CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), applies (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the notes and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other arrangements to which Section 4975 of the Code applies (also “Plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “Parties in Interest”) with respect to such Plans. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a Plan should also consider whether an investment in the notes might constitute or give rise to a prohibited transaction under ERISA or the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and non-U.S. plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

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Because of our business, we and our affiliates may each be considered a Party in Interest with respect to many Plans. Special caution should be exercised, therefore, before the notes are purchased by a Plan. In particular, the fiduciary of the Plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a Plan and a person who is a Party in Interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the Plan (or by reason of a relationship to such a service provider), if in connection with the transaction the Plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

The foregoing list of exemptions is not exhaustive, and there can be no assurance that any of them will be available with respect to transactions involving the notes. Other statutory or administrative class exemptions may be applicable. In addition, a purchaser or holder may obtain an individual administrative exemption.

Any purchaser or holder of the notes or any interest in the notes will be deemed to have represented by its purchase and holding that either:

•	no portion of the assets used by such purchaser or holder to acquire or purchase the notes constitutes assets of any Plan or Non-ERISA Arrangement; or

•	the purchase, holding and subsequent disposition of the notes by such purchaser or holder will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the potential consequences under ERISA, the Code and any applicable Similar Law, of the acquisition of the notes and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable statutory or administrative exemption.

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The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Each purchaser or holder of the notes acknowledges and agrees that:

(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or advisor of the purchaser or holder with respect to (a) the design and terms of the notes, (b) the purchaser or holder’s investment in the notes, or (c) the exercise of or failure to exercise any rights we or any of our affiliates, or the purchaser or holder, has under or with respect to the notes;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (a) all transactions relating to the notes and (b) all hedging transactions in connection with our or our affiliates’ obligations under the notes;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our and our affiliates’ interests may be adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or advisor of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Purchasers of the notes have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing in this product supplement is, or should be construed as, a representation or advice as to whether an investment in the notes would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement. Neither this discussion nor anything else in this product supplement is or is intended to be investment advice directed at any potential purchaser that is a plan or non-ERISA arrangement, or at such purchasers generally, and such purchasers should consult and rely on their counsel and advisors as to whether an investment in the notes is suitable and consistent with ERISA, the Code and any Similar Laws, as applicable.

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